UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2012

GLYECO, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-30396	45-4030261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4802 East Ray Road, Suite 23-196 Phoenix, Arizona		85044
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (866) 960-1539

N/A
(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Information.

On March 16, 2012, GlyEco, Inc., a Nevada corporation (the “Company”), entered into a preliminary agreement (the “Preliminary Agreement”) with Full Circle Manufacturing Group, Inc., a New Jersey corporation (“FCM”), pursuant to which the Company has agreed to purchase from FCM all of its assets, including FCM’s equipment, processing agreements, and associated goodwill in consideration for an aggregate purchase price of $6 million ($6,000,000) consisting of 2 million (2,000,000) shares of the Company’s unregistered common stock (valued at $1.00 per share) and $4 million ($4,000,000) in cash.

Pursuant to the Preliminary Agreement, the Company also agreed to lease an approximately 174,000 square foot property (the “Property”) currently owned and occupied by FCM for a period of 10 years at a monthly rent ranging from $39,555 to $43,950, depending upon the fair market rental value of the Property and the Company’s tank storage needs.  The Property is located in Elizabeth, New Jersey and the Company intends to use the Property as a production facility for the processing of glycol.

The consummation of the acquisition of the Assets and lease of the Property by the Company is subject to the Company’s completion of its due diligence investigation and audit by May 14, 2012, to its satisfaction, and upon the Company’s successful completion of a $7 million private placement or other funding on or before June 30, 2012.  The Preliminary Agreement is intended to create a binding obligation to purchase and sell the assets of FCM subject to the conditions stated, but the Preliminary Agreement contemplates completion of a more comprehensive Purchase Agreement and that Purchase Agreement will supersede the terms of the Preliminary Agreement if it is entered into.  There can be no assurance that the conditions will be met, that the further Purchase Agreement will be completed, and if not, that the Preliminary Agreement would be sufficient on its own to consummate the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLYECO, INC.

Dated: March 22, 2012	By:	/s/ John Lorenz
John Lorenz President, Chief Executive Officer and Chairman (Principal Executive Officer)